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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                     SERIES A-1 CONVERTIBLE PREFERRED STOCK

                                       OF

                             MAYOR'S JEWELERS, INC.

                   A DELAWARE CORPORATION (THE "CORPORATION")

                                  ------------

            Pursuant to Section 151(g) of the General Corporation Law

                            of the State of Delaware

                                  ------------

         1. THE UNDERSIGNED, being, respectively, the Senior Vice-President and the Secretary of Mayor's Jewelers, Inc., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware the following resolutions were duly adopted by the Board of Directors of the Corporation and pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation, at a meeting duly held on February 20, 2004, adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

         2. RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.0001 per share, which shall consist of 15,050 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each share of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

         1. DESIGNATION. 15,050 shares of Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock designated as "Series A-1 Convertible Preferred Stock" (the "Preferred Stock"). The Board of Directors of the


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                  Corporation is authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Preferred Stock then outstanding) the number of shares of authorized Preferred Stock.

         2.       DIVIDENDS OR DISTRIBUTIONS.

                  (a) On the date on which the Preferred Stock is first issued, the holders of the outstanding shares of Preferred Stock (each a "Holder," together the "Holders") shall be entitled to receive, out of funds legally available therefor, a dividend on the Preferred Stock in the aggregate amount of $2,185,755.00 (the "Initial Dividend"), as, when, and if declared by the Board of Directors. In addition to the Initial Dividend, beginning on February 28, 2005, the Holders shall be entitled to receive, out of funds legally available therefor, dividends on each share of Preferred Stock at a rate per annum equal to $80 per share, as, when, and if declared by the Board of Directors. All dividends shall be cumulative, whether or not earned or declared, on a daily basis, and shall accrue from February 28, 2005, and shall be payable, if declared by the Board of Directors, quarterly in arrears each January 15, April 15, July 15 and October 15 of each year (the "Dividend Payment Date"), commencing on April 15, 2005. Dividends shall cease to accumulate in respect of shares of the Preferred Stock on the Date of Conversion (as defined in paragraph 6(f) hereof) unless the Corporation shall have failed to issue the appropriate number of Converted Shares (as defined in paragraph 6(b)) on the Date of Conversion.

                  (b) All dividends paid with respect to shares of the Preferred Stock pursuant to paragraph 2(a) hereof shall be paid pro rata to the Holders entitled thereto.

                           (i) Dividends that are in arrears and unpaid for any past Dividend Period (a "Dividend Period" being herein defined as a period commencing on each Dividend Payment Date and ending on the day before the next Dividend Payment Date; provided, however, that the first such period shall commence on February 28, 2005) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

                           (ii) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Corporation on any other securities of the Corporation for any period unless full cumulative dividends shall have been or contemporaneously shall be declared and paid in full or declared and a sum in cash shall be set apart sufficient for such payment on


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                                    the Preferred Stock for all Dividend Periods
                                    terminating on or prior to the date of
                                    payment of such full dividends on such other securities of the Corporation.

                           (iii) So long as any shares of the Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any of the securities of the Corporation, that rank pari passu or junior to the Preferred Stock and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any other securities of the Corporation that rank pari passu or junior to the Preferred Stock, and excluding a refinancing of the Corporation's senior credit facilities, unless full cumulative dividends determined in accordance herewith on the Preferred Stock have been paid in full.

                           (iv) Dividends payable on shares of the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

3.       NO REDEMPTION; NO SINKING FUND.

         (a) The Preferred Stock shall not be subject to redemption by the Corporation or at the option of the Holder.

         (b) The Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.



4.       LIQUIDATION RIGHTS.

         (a) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $1000 per share of Preferred Stock, plus any accumulated and unpaid dividends, before any distribution is made on the Common Stock of the Corporation (the "Common Stock") or any other stock ranking junior to the Preferred Stock as to distribution of assets upon voluntary or involuntary liquidation (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Preferred Stock). After payment of the full


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                  amount of the liquidation preference of the Preferred Stock, the Holders shall not be entitled to any further participation in any distribution of assets of the Corporation.

         (b) For the purposes of this Section 4, both (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a majority of its capital stock and (ii) the consolidation or merger of the Corporation with or into one or more other entities in which the stockholders of the Corporation do not retain a majority of the voting power in the surviving or successor corporation, shall be deemed to be a voluntary or involuntary liquidation.

5.       VOTING RIGHTS. The Holders shall have the following voting rights:

         (a) ELECTION OF DIRECTORS. The Holders shall vote together as a single class for the election of directors of the Corporation and shall be entitled to elect a percentage of the total authorized directors of the Corporation, rounded to the next highest whole number, corresponding to the percentage of Common Stock that would be held by the Holders on the record date of such election if the Holders converted all of the Preferred Stock then outstanding into shares of Common Stock. The directors (the "Series A Directors") elected by the holders of the Series A Convertible Preferred Stock, par value $.0001 per share (the "Series A Stock"), of the Corporation and in office immediately prior to the exchange (the "Exchange") of the Preferred Stock for the outstanding shares of Series A Stock shall be deemed to be the initial directors elected by the Holders and shall continue to serve the same terms of office applicable to such person in their capacity as Series A Directors immediately prior to the Exchange. All other stockholders of the Corporation shall vote together as a separate class and shall be entitled to elect the remainder of the directors of the Corporation, then authorized, not elected by the Holders. Prior to a meeting of stockholders of the Corporation at which (i) the Holders, (ii) the other stockholders of the Corporation, or (iii) both the Holders and the other stockholders, will be entitled elect directors of the Corporation, notice will be given to such class or classes, as applicable, entitled to vote at such meeting setting forth the number of such directors such class will be entitled to elect at such meeting.

         (b) OTHER MATTERS. Except in matters relating to the election of the directors of the Corporation, the Holders shall be entitled to vote on each matter on which holders of Common Stock or stockholders generally are entitled to vote, and each Holder shall be entitled to cast on each such matter a number of votes equal to the number of votes that such Holder could cast if such Holder had converted all of its shares of Preferred Stock into shares of Common Stock immediately prior to the votes being cast. Except as otherwise provided in


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                  paragraph 5(a) herein or by applicable law, the holders of
                  Common Stock and the Holders shall vote as one class on all other matters submitted to a vote of stockholders of the Corporation.

6.       CONVERSION OF PREFERRED STOCK.

         (a)      Subject to and upon compliance with the provisions of this
                  Section 6, at the option of the Holder thereof, each share of Preferred Stock may, at any time be converted into a number of fully paid and nonassessable shares of Common Stock.

         (b)

                  (i) Except as provided in (ii) below, if the Holder converts or elects to convert any of their Preferred Stock on or prior to February 28, 2005, the conversion rate shall be calculated by multiplying 3,333.33 by the sum of (a) one (1), minus (b) the Conversion Adjustment.

                         i. "CONVERSION ADJUSTMENT" shall be an amount, the numerator of which is three thousand two hundred ninety eight dollars and sixty three cents ($3,298.63) multiplied by the number of days from the date of conversion through and including February 28, 2005, and the denominator of which is an amount equal to the product of (1) the number of preferred shares then owned by the converting Holder multiplied by 3333.33, multiplied by (2) the Current Market Value (as defined in Section 7 below).

                         For example, if a Holder converted 15,050 shares of Preferred Stock on January 1, 2005, and the Current Market Price was $0.85, the conversion rate would be calculated as follows:

                                                               (3,298.63 X 59)
                                                           ---------------------
                         Conversion rate = 3333.33 X 1 - (15050 X 3333.33 X .85)

                         Conversion rate  = 3333.33 X  (1 - .0046)

                         Conversion rate  = 3333.33 X .9954

                         Conversion rate  = 3318

                  (ii) Notwithstanding subsection (i) above, a Holder may elect, on or prior to February 28, 2005, to convert all or part of the Preferred Stock at a conversion rate of 1 share of Preferred Stock to 3,333.33 shares of Common Stock; provided, such Holder pays the Corporation for each share of Preferred Stock converted, a cash payment equal to an amount, the numerator of which is the product of (a) three thousand two hundred ninety eight


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                         dollars and sixty three cents ($3,298.63) and (b) the
                         number of days from the Conversion Date through and including February 28, 2005, and the denominator of which is the number of shares of outstanding Preferred Stock on the Conversion Date. "CONVERSION DATE" shall be defined as the date of conversion by the Holders of the Preferred Stock.

                         For example, if a Holder converted 1,000 shares of Preferred Stock on January 1, 2005, and 15,050 shares of Preferred Stock were outstanding, the cash payment would be calculated as follows:

                                                    (3,298.63 X 59)
                                                    --------------
                         Cash Payment = 1,000 X        15,050

                         Cash Payment = 1,000 X  12.93

                         Cash Payment = $12,931.51

                  (iii) On or after March 1, 2005, the Preferred Stock shall be convertible into Common Stock at a rate of 1 share of Preferred Stock to 3,333.33 shares of Common Stock, subject to adjustment as set out in Section 9 below. The number of shares of Common Stock into which shares of Preferred Stock shall be convertible into is hereinafter referred to as the "Converted Shares".

         (c) In order to exercise the conversion rights, any Holder of shares of Preferred Stock to be converted shall surrender such shares to the Corporation at its principal corporate offices at any time during usual business hours, accompanied by a fully executed written notice, in substantially the form set forth on the reverse of the certificate representing shares of Preferred Stock, that the Holder elects to convert such shares. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

         (d) Shares of Preferred Stock surrendered for conversion shall (if so required by the Corporation) be properly endorsed or assigned for transfer by the Holder or his attorney duly authorized in writing. The Holders at the close of business on any record date for the payment of dividends on such shares will receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof or the Corporation's default in the payment of the dividend due on such Dividend Payment Date. Shares of Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding Dividend Payment Date must be accompanied by


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                  payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A Holder on a record date for the payment of dividends on shares of Preferred Stock who converts such shares on a Dividend Payment Date will receive the dividend payable on such shares by the Corporation on such date, and the converting holder need not include a payment in the amount of any such dividend upon surrender of such shares for conversion.

         (e) As promptly as practicable after the receipt of such notice and the surrender of such shares of Preferred Stock as aforesaid, the Corporation shall, subject to the provisions of Paragraph 6(i) hereof, issue and deliver at such place or places referred to in Paragraph 6(c) above to such Holder, or on such Holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion of shares of Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in Section 7 hereof, in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

         (f) Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (the "Date of Conversion") on which such notice shall have been received by the Corporation and such shares of Preferred Stock shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on the Date of Conversion the holder or holders of record of the shares of Common Stock represented thereby; PROVIDED, that any such surrender on any date when the registry books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such registry books are open, but such conversion shall nevertheless be at the conversion rate in effect at the close of business on the date when such shares of Preferred Stock shall have been so surrendered with the conversion notice.

         (g) Preferred Stock may be converted by a Holder in whole or in part. In the case of conversion of a portion, but less than all, of the shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall execute, and deliver to the Holder thereof, or on such Holder's written order, a certificate or certificates representing the shares of Preferred Stock which the Holder has not elected to convert into shares of Common Stock. No payment or adjustment shall be made for dividends accrued on the shares of Preferred Stock converted as provided in this paragraph 6(g) or for dividends or distributions accrued on any Common Stock.



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         (h)      The Corporation covenants that all shares of Common Stock
                  which may be issued upon conversion of shares of Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable by the Corporation, and except as provided in Paragraph 6(i) hereof free from all taxes, liens and charges with respect to the issue thereof.

         (i) The Corporation shall pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of certificates for shares of Common Stock on conversion of shares of Preferred Stock pursuant to Section 6 hereof; PROVIDED, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of certificates for shares of Preferred Stock or Common Stock, as the case may be, in a name other than that of the Holder of shares of Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation extends no protection with respect to any other taxes imposed in connection with [such redemption] or conversion of shares of Preferred Stock.

7. FRACTIONAL SHARES. The Corporation shall not be required to issue fractional shares of Common Stock on the conversion of the Preferred Stock. If any fraction of a share of Common Stock would be issuable on the conversion of the Preferred Stock (or specified portion thereof), the Corporation shall pay an amount in cash calculated by it to be equal to the then Current Market Value per share of Common Stock multiplied by such fraction computed to the nearest whole cent. For the purposes of any computation under the Preferred Stock, the Current Market Value per share of Common Stock or of any other equity security (herein collectively referred to as a "security") at the date herein specified shall be:

                  (i) if the security is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "Current Market Value" per share of the security shall be determined in good faith by the Board of Directors of the Corporation, or

                  (ii) if the security is registered under the Exchange Act, the "Current Market Value" per share of the security shall be deemed to be the average of the daily Market Prices (as hereinafter defined) of the security for the 10 consecutive trading days immediately preceding the day as of which Current Market Value is being determined or, if the security has been registered under the Exchange Act for less than 10 consecutive trading days before such date, then the average of the daily Market Prices for all of the trading days before such date for which daily Market Prices are


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                           available. The Market Price for each such trading day
                           shall be: (A) in the case of a security listed or admitted to trading on the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market, the closing price on the primary exchange or stock market on which the security is then listed or quoted on, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any securities exchange or stock market, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Corporation, (C) in the case of a security not then listed or admitted to trading on any securities exchange or stock market and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by the Corporation, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported, and
                           (D) if there are no bid and asked prices reported during the 10 days prior to the date in question, the Current Market Value of the security shall be determined as if the security were not registered under the Exchange Act.

8.       EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF CERTIFICATES.

         (a) A certificate or a new certificate is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Corporation or at the office of its stock transfer agent for other certificates of different denomination, entitling the Holder thereof to convert in the aggregate the same number of Converted Shares and carrying the same rights as the Preferred Stock.

         (b) Upon receipt by the Corporation of evidence satisfactory to it of the loss, theft, destruction or mutilation of the certificate or a new certificate, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of the certificate or a new certificate, if mutilated, the Corporation shall execute and deliver a new certificate for Preferred Stock of like tenor and date.

9.       ANTIDILUTION PROVISIONS AND OTHER ADJUSTMENTS.

         (a) SPECIAL DEFINITIONS. For purposes of this Section 9, the following definitions shall apply:



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                  (i)      "OPTIONS" shall mean rights, options or warrants to
                           subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, except for options to purchase Common Stock outstanding on August 20, 2002, with an conversion price of $2.25 per share or greater.

                  (ii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

                  (iii) "ADDITIONAL SHARES OF COMMON STOCK" shall mean any shares of Common Stock (i) issued (or, pursuant to Section 9(b), deemed to be issued) by the Corporation after August 20, 2002, or (ii) sold or exchanged by the Corporation in conjunction with an acquisition of the Corporation after August 20, 2002, other than shares of Common Stock issued or issuable upon conversion of any Convertible Securities, or exercise of any Option, in each case existing on August 20, 2002.

                  (iv) "EXERCISE PRICE" shall have the meaning given to it in the certain Warrant Agreement dated on August 20, 2002 between the Corporation and Henry Birks & Sons, Inc., a Canadian corporation.

                  (v) "WARRANT SHARES" shall have the meaning given to it in that certain Warrant Agreement dated on August 20, 2002 between the Corporation and Henry Birks & Sons, Inc., a Canadian corporation.

         (b) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that the Corporation at any time or from time to time after August 20, 2002 shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the conversion of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (i) no further adjustment in the Exercise Price for the Warrant Shares shall be made upon the subsequent


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                           issue of (1) Convertible Securities or shares of
                           Common Stock upon the exercise of such Options or (2) conversion or exchange of such Convertible Securities;

                  (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Exercise Price for the Warrant Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                  (iii) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Exercise Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause
                           (2) above, the Exercise Price shall be recomputed as if:

                           i. in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

                           ii. in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issuance of the Convertible Securities


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                                    with respect to which such Options were
                                    actually exercised;

                  (iv) no readjustment pursuant to clause 2 or 3 above shall have the effect of increasing the Exercise Price to an amount which exceeds the Exercise Price on the original adjustment date.

         (c) ADJUSTMENT OF NUMBER OF CONVERTED SHARES UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9(b) and excluding shares of Common Stock issued upon conversion of any Convertible Security or exercise of any Option provided that the number of Converted Shares was adjusted pursuant to Section 9(b) upon the issuance of the Convertible Security or the Option), then and in such event, the number of Converted Shares shall be increased, concurrently with such issuance, to an amount (calculated to the nearest Converted Share) determined by multiplying the number of Converted Shares by a fraction (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of such Additional Shares of Common Stock so issued or deemed to be issued and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance; PROVIDED that, for the purposes of this Section 9(c), all shares of Common Stock issuable (i) upon conversion of the Preferred Stock, (ii) upon conversion of all outstanding Convertible Securities, and
                  (iii) upon the conversion of all outstanding Options, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to clause 9(b), such Additional Shares of Common Stock shall be deemed to be outstanding.

         (d) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS. In the event that the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the number of Converted Shares in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately decreased or increased, as appropriate.

10.      RECLASSIFICATION, REORGANIZATION, CONSOLIDATION OR MERGER. Subject to
         Section 11, in the event of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation (other than a subdivision or combination of the outstanding Common Stock, a change in the par value of the Common Stock or a transaction subject to Section 9) or in the event of any consolidation or merger of the Corporation with or into another corporation (other than a merger in which merger the Corporation is the


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

         continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon conversion of the Preferred Stock) or in the event of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that such other corporation shall assume all of the obligations of the Corporation hereunder and the Holder shall have the right thereafter, by exercising the Preferred Stock, to purchase the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, lease, transfer or conveyance by a holder of the number of shares of Common Stock that would have been received upon conversion of the Preferred Stock immediately prior to such reclassification, capital reorganization, change, consolidation, merger, sale, lease or conveyance. Any such provision shall include provision for adjustments in respect of such shares of stock and other securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for in the Preferred Stock. The foregoing provisions of this Section 10 shall similarly apply to successive reclassification, capital reorganizations and changes of shares of Common Stock and to successive changes, consolidations, mergers, sales, leases, transfers or conveyances. In the event that in connection with any such capital reorganization, or reclassification, consolidation, merger, sale, lease, transfer or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, as a whole or in part, for, or of, a security of the Corporation other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of
         Section 7.

11.      PURCHASE OF PREFERRED STOCK BY THE CORPORATION.

         (a) SPECIAL DEFINITIONS. For purposes of this Section 11, the following definitions shall apply:

                  (i) "EVENT DATE" shall be defined as the date of a purchase by the Corporation of the Preferred Stock.

         (b) If prior to February 28, 2005, the Corporation desires to purchase or otherwise acquire (or is deemed to acquire in any business combination or otherwise) any of the shares of the Preferred Stock, for the shares of Preferred Stock acquired, the Holder shall pay the Corporation a cash payment equal to an amount calculated by multiplying (1) the number of shares purchased by the Corporation by (2) a fraction, the numerator of which is the product of (a) three thousand two hundred ninety eight dollars and sixty three cents ($3,298.63) and (b) the number of days from the Event Date through and including February 28, 2005, and the denominator of which is the number of shares of outstanding of Preferred Stock.

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

                           For example, if the Corporation purchases 1,000 shares of Preferred Stock on January 1, 2005, and 15,050 shares of Preferred Stock were outstanding, the cash payment shall be calculated as follows:

                                                        (3,298.63 X 59)
                                                       -----------------
                           Cash Payment = 1,000 X          15,050

                           Cash Payment = 1,000 X  12.93

                           Cash Payment = $12,931.51

12. TRANSFER TO COMPLY WITH THE SECURITIES ACT. Neither the Preferred Stock, nor any of the Converted Shares, nor any interest therein, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, as a whole or in part, except in compliance with applicable United States federal and state securities or Blue Sky laws and the terms and conditions hereof. Each certificate shall bear a legend in substantially the same form as the legend set forth below. Each certificate for Converted Shares issued upon conversion of the Preferred Stock, unless at the time of conversion such conversion is registered under the Securities Act of 1933, as amended (the "Securities Act"), shall bear a legend substantially in the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE CORPORATION WILL BE PROVIDED WITH AN OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

13. Any certificate for any Converted Shares issued at any time in exchange or substitution for any certificate for any Converted Shares bearing such legend (except a new certificate for any Converted Shares issued after registration of such Converted Shares under the Securities Act) shall also bear such legend unless, in the opinion of counsel for the Corporation, the Converted Shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this
         Section 11 shall be binding upon all subsequent holders of certificates for Converted Shares bearing the above legend and all subsequent Holders of the Preferred Stock, if any.

14. LISTING ON SECURITIES EXCHANGES. The Corporation shall use its reasonable efforts to list on each national securities exchange or inter-dealer quotation system on which any Common Stock may at any time be listed all shares of Common Stock from time to time issuable upon conversion of the Preferred Stock and the Corporation shall maintain such listing of all shares of Common Stock issuable upon the conversion of the Preferred Stock so long as any shares of its Common Stock shall be so listed on such national securities exchange or inter-dealer quotation system. Any such listing shall be at the Corporation's expense.

15. AVAILABILITY OF INFORMATION. The Corporation shall provide to Holders the same information that it provides to holders of its Common Stock.

16. RANKING. The Preferred Stock shall rank senior to the Common Stock of the Corporation and equal to all other series of Preferred Stock of the Corporation.

17. WAIVER. No waiver with respect to any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the Holders of at least a majority of the Preferred Stock outstanding at the time such action is taken.


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


         IN WITNESS WHEREOF, Mayor's Jewelers, Inc. has caused this Certificate of Designation to be executed in its corporate name by Joseph Keifer, III, its Senior Vice President, Chief Operating Officer, and attested by Marc Weinstein, its Secretary, this 20th day of February, 2004.



                            MAYOR'S JEWELERS, INC.


                            /s/ JOSEPH KEIFER, III
                            ---------------------------------------------------
                            By:  Joseph Keifer, III
                            Its: Senior Vice President, Chief Operating Officer


Attest:

By:
/s/ MARC WEINSTEIN
-------------------------
Marc Weinstein, Secretary








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